Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Cynthia Mahoney White

Manager, Public Relations & Marketing

Phone: (518) 782-7700 ext. 1973

PLUG POWER ANNOUNCES YEAR-END FINANCIAL RESULTS

AND SUMMARIZES 2004 ACCOMPLISHMENTS

Shipped 150 systems in 2004

LATHAM, N.Y. – FEBRUARY 23, 2005 — Plug Power Inc. (NASDAQ: PLUG) today announced accomplishments and year-end financial results achieved during 2004 that the Company believes will provide the foundation necessary to increase sales significantly during 2005.

Established partnerships necessary to market, sell and support GenCore® systems:

•	Secured 9 new distribution partners: Plug Power signed distribution agreements with leading providers to the premium power markets in several countries, representing key markets for GenCore products. Distributors in the United States and Canada include Tyco Electronics Power Systems, Inc., H.M. Cragg Company and J&M Schaefer Inc. International distributors include Hidrener Hydrogen Energy Systems Inc. of Turkey, siGEN Limited of Scotland, IST Group Limited of South Africa, Pianeta of Italy, General Médica de Imágenes CxA of the Dominican Republic and Tatung of Taiwan.

•	Finalized agreement to provide systems to N.Y. State: Plug Power finalized a five-year agreement with the N.Y. State Office of General Services to provide backup power systems to government entities within N.Y. State. The agreement allows state agencies, authorities, municipalities and not-for-profits chartered by the State to purchase Plug Power’s GenCore systems directly from Plug Power using the State’s approved contract list.

•	Signed national hydrogen service agreement: Plug Power signed a five-year hydrogen service agreement with Airgas, Inc., the largest U.S. distributor of industrial, specialty and medical gases. Under the agreement Plug Power and Airgas will market jointly hydrogen fuel service products for GenCore fuel cell systems in the United States.

•	Secured GenCore service agreements: Plug Power signed a service agreement with Tyco Electronics Installation Services Inc., a subsidiary of Tyco Electronics, a leading provider of services in the communications market, to install and service Plug Power’s GenCore fuel cell systems throughout the United States and Canada. Plug Power also signed a service agreement with Professional Teleconcepts, Inc., a leader in providing engineering, furnishing and installation services to the telecommunication market in both the central office and outside plant environments.

Strengthened product line:

•	Expanded GenCore product portfolio: In August Plug Power announced the availability of a 24Vdc configuration for wireless telecom service providers. Together with the existing –48Vdc product these systems offer premium backup power to cell towers serving the 1.4 billion people around the world now using wireless phones. In the United States this represents a market of approximately 174,000 cell sites serving more than 175 million subscribers. In November the Company further expanded the product line with three floating ground configurations, 48Vdc, 108Vdc and 120Vdc, to extend sales opportunities into the Electric Utility market. In this application GenCore systems will enhance grid reliability by offering extended backup operation at critical distribution substations. The new product line opens the door to a large market around the world and more than 100,000 utility owned substations in the United States. Plug Power has designed and released a total of seven product variations for GenCore to date.

•	Secured Network Equipment Building Systems (NEBS) Level 3 compliance: Plug Power’s GenCore product achieved compliance with NEBS Level 3, an equipment standard developed and recognized by the telecommunications industry. This achievement assures carriers that they can deploy Plug Power backup power systems in a wide range of demanding applications and environments. The Company also completed more aggressive incremental testing to further enhance the marketability of GenCore in harsh climate applications. Tests included increased altitude and temperature, rail shock, brush fire simulation and wind driven rain testing.

Gained significant field experience:

During the year 93 GenCore systems were shipped to customers in the telecommunications, utility and industrial sectors and federal and state governments, raising the total number of systems shipped since December 2003 to 112. Several of these systems operated to support wireless and wireline sites in leading telecommunication provider networks and were evaluated by government agencies including the U.S. Department of Energy and the U.S. Air Force.

Fifty-six GenSys™ systems were shipped to provide continuous heat and electricity to customers in a variety of applications that include military facilities, college campuses, European residences, as part of the European Union project and agricultural applications.

Continued technology advancements:

Plug Power shipped the first GenSite™ on-site hydrogen generator to the Detroit Edison Company’s Saint Clair Power Plant. The plant produces approximately 1,400 megawatts of power for the Detroit Edison system. The GenSite system will augment Saint Clair’s existing liquid hydrogen infrastructure and provide a significant portion of the hydrogen needed to cool the power plant’s generators.

During the year Honda R&D Americas and Plug Power successfully developed, installed and operated a second-generation Home Energy Station (HES II), located at Plug Power’s corporate headquarters in Latham, N.Y. HES II is the further evolution of a joint development effort by Honda and Plug Power to produce a home refueling unit that provides hydrogen from natural gas for vehicle refueling, heat for domestic hot water use and electricity for the home. Testing of the HES II system is being conducted this year in conjunction with the demonstration of Honda’s 2005 FCX fuel cell car on public roads in the northeastern U.S.

Financial Results:

Total revenue for the year ended December 31, 2004, increased to $16.1 million compared to $12.5 million in 2003. Total revenue for the fourth quarter of 2004 was $4.5 million compared to $3.0 million for the same period in 2003. The Company continues to defer product and service revenue, a component of total revenue, at the time of sale and amortize that revenue over the period of the underlying service and other contractual obligations. Deferred revenue was $5.7 million at December 31, 2004.

Net loss for 2004 was $46.7 million or $0.64 per share, compared to $53.0 million or $0.88 per share for the year ended December 31, 2003. The net loss for 2003 includes a charge of $3.0 million for the write-off of in-process research and development expense related to the acquisition of intellectual property and certain other assets acquired as a result of the merger with H Power Corp. (H Power). Net loss for the quarter was $11.8 million or $0.16 per share compared to $14.0 million or $0.21 per share for the same period in 2003.

Net cash used in operating activities improved for the fifth consecutive year to $33.9 million, compared to $34.7 million during 2003. The amount in 2003 excludes $3.3 million spent for acquisition fees and expenses, severance and integration costs related to the Company’s acquisition of H Power. (See attached financial highlights). Net cash used in operating activities for the fourth quarter ended December 31, 2004, was $8.1 million compared to $10.2 million in the fourth quarter of 2003, excluding $0.2 million H Power acquisition-related costs.

During 2004 weighted average shares outstanding increased to 73.1 million shares compared to 60.1 million shares in 2003. Weighted average shares outstanding for the fourth quarter ended December 31, 2004, increased to 73.3 million shares compared to 68.2 million shares for the same period in 2003. As of December 31, 2004, there were approximately 73.4 million shares issued and outstanding.

Plug Power has scheduled a conference call today at 10:00 AM (ET) to review its year-end and forth quarter 2004 results and state the Company’s 2005 milestones. Interested parties are invited to participate. To listen to the conference call, please call 617-786-2904 and enter the pass code 7584 (PLUG). The webcast can be accessed by going directly to the Company’s website at www.plugpower.com and selecting the conference call link on the home page. A playback of the call will be available on the company’s website for a period following the call. See the attached financial highlights for the year-end and fourth quarter 2004 results. For more information about Plug Power please visit http://www.plugpower.com.

About Plug Power

Plug Power Inc. designs and develops on-site energy systems based on proton exchange membrane fuel cells. Plug Power’s strategic partners include GE Fuel Cell Systems, DTE Energy Technologies, Vaillant GmbH, Honda R&D Co., Ltd., Engelhard Corporation and PEMEAS GmbH. The Company’s headquarters are located in Latham, N.Y., with offices in Washington, D.C., and The Netherlands.

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This press release may contain statements, which are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Plug Power’s future results of operations, Plug Power’s product development expectations or of Plug Power’s financial position or state other forward-looking information. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would” or similar words. You should not rely on forward-looking statements because Plug Power’s actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s reliance on its relationship with certain affiliates of General Electric (GEFCS); Plug Power’s ability to perform on its multi-generation product plan in a manner satisfactory to GEFCS; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; the ability to raise and provide the necessary capital to develop, manufacture and market Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products; fluctuations in the trading price and volume of Plug Power’s common stock and other risks and uncertainties discussed under the heading “Factors Affecting Future Results” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2003, dated March 11, 2004 and filed with the Securities Exchange Commission on March 11, 2004, and the reports Plug Power files from time to time with the Securities and Exchange Commission. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Plug Power Inc.

Financial Highlights

Balance Sheet Data:

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$18,976,767	$88,685,255
Restricted cash	365,000	345,000
Marketable securities	47,872,662	13,318,850
Accounts receivable	2,989,481	3,307,627
Inventory	3,527,140	2,663,741
Prepaid development costs	—	708,481
Other current assets	1,230,713	1,253,510

Total current assets	74,961,763	110,282,464

Restricted cash	3,965,274	4,330,274
Property, plant and equipment, net	21,829,254	24,122,266
Intangible asset	687,500	3,437,500
Investment in affiliates	5,785,358	7,588,891
Goodwill	10,388,980	10,388,980
Other assets	379,361	438,396

Total assets	$117,997,490	$160,588,771

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,339,143	$1,975,370
Accrued expenses and other current liabilities	2,874,554	3,836,583
Deferred revenue	5,675,227	5,184,932

Total current liabilities	10,888,924	10,996,885

Long-term debt and other liabilities	4,995,740	5,305,765

Total liabilities	15,884,664	16,302,650

Stockholders’ equity	102,112,826	144,286,121

Total liabilities and stockholders’ equity	$117,997,490	$160,588,771

Statements of Operations Data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue
Product and service revenue	$1,111,503	$1,350,372	$5,305,648	$7,517,060
Research and development contract revenue	3,430,358	1,630,212	10,835,655	4,985,157

Total revenue	4,541,861	2,980,584	16,141,303	12,502,217

Cost of revenue and expenses
Cost of product and service revenue	1,480,897	2,785,747	5,367,897	7,150,192
Cost of research and development contract revenue	3,558,640	2,661,153	13,474,090	7,009,752

In-process research and development	—	—	—	3,000,000
Research and development expense:
Noncash stock-based compensation	932,087	318,448	2,591,156	1,752,276
Other research and development	8,083,505	8,979,105	32,611,633	38,317,462
General and administrative expense:
Noncash stock-based compensation	363,054	540,156	1,398,377	896,018
Other general and administrative	1,848,435	1,559,145	7,025,063	6,286,894

Operating loss	(11,724,757)	(13,863,170)	(46,326,913)	(51,910,377)

Interest income, net	373,376	281,608	1,391,619	771,446

Loss before equity in losses of affiliates	(11,351,381)	(13,581,562)	(44,935,294)	(51,138,931)

Equity in losses of affiliates	(453,050)	(457,943)	(1,803,533)	(1,899,871)

Net loss	$(11,804,431)	$(14,039,505)	$(46,738,827)	$(53,038,802)

Loss per share - basic and diluted	$(0.16)	$(0.21)	$(0.64)	$(0.88)

Weighted average number of shares outstanding	73,271,009	68,190,254	73,125,957	60,145,940

Statements of Cash Flows Data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net loss	$(11,804,431)	$(14,039,505)	$(46,738,827)	$(53,038,802)
Noncash expense	2,987,061	3,580,690	13,355,229	15,772,849
Changes in assets and liabilities	753,199	73,954	(512,655)	(750,827)

Net cash used in operating activities	$(8,064,171)	$(10,384,861)	$(33,896,253)	$(38,016,780)

Proceeds from acquisition, net	$—	$—	$—	$29,465,741.00
Purchase of property, plant and equipment	(445,033)	(337,794)	(1,616,528)	(627,348)
Marketable securities	(10,035,027)	(612,986)	(35,036,203)	15,271,528

Net cash provided by (used in) investing activities	$(10,480,060)	$(950,780)	$(36,652,731)	$44,109,921

Proceeds from issuance of common stock, net	$—	$54,967,204	$—	$54,967,204
Proceeds from stock options and employee stock purchase plan	214,875	218,259	910,722	433,578
Other financing activities	(18,575)	(19,344)	(70,226)	(66,309)

Net cash (used in) provided by financing activities	$196,300	$55,166,119	$840,496	$55,334,473